March 24, 2005


VIA USMAIL and FAX (516) 794-8518
Mail Stop 0409

Ms. Patricia Giuliani-Rheaume
Vice President, Chief Financial Officer and Treasurer clickNsettle.com, Inc.
990 Stewart Avenue, Suite 140
Garden City, NY 11530

Re:	clickNsettle.com, Inc.
Form 10-KSB for the year ended 6/30/2004
File No. 000-21419


Dear Ms. Patricia Giuliani-Rheaume:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


							Sincerely,



Kathleen Collins
Branch Chief








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